

Lucio Fontana (b. 1899–1968)



Lucio Fontana was an internationally recognized painter, sculptor and Spatial theorist, and is widely regarded as one of the most iconic artists of the Italian post-war era.

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Initial Offering Price

$2,665,000

Price Appreciation of Similar Works[2]

18.3%

Similar Sales



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Market Risk-Adjusted Appreciation

Lucio Fontana	All Art	S&P 500
0.92	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	significant $53,700,263
Repeat Sales	view

71% Progress

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WHY WE LIKE THIS PAINTING


Lucio Fontana
02:06

- Lucio Fontana is one of the most iconic artists from the Italian post-war era.
- Fontana has been the subject of multiple solo museum exhibitions at important institutions, including most recently a 2019 retrospective at the Met Breuer in New York.
- The Painting is a dynamic, mid-sized example from one of Fontana's most commercially successful bodies of work, referred to as "tagli," or slashes, in reference to his signature cut canvas technique.
- Top auction records for "tagli" works from the *Concetto Spaziale, Attese* series have been set by large crimson red examples created in 1965 that feature multiple slashes. As of July 15, 2022, the top records for "tagli" paintings are led by *Concetto Spaziale, Attese* (1965), which sold for $16,405,000 in May 2015 and *Concetto Spaziale, Attese* (1965), which sold for $16,154,000 in November 2015.
- As of July 15, 2022, red "tagli" works with five or six slashes, that are comparable in size to the Painting have achieved prices in excess of $5 million, including: *Concetto Spaziale, Attese* (1963), which sold for $6,949,363 in March 2018, and *Concetto Spaziale, Attese* (1964-65), which sold for $5,057,253 in March 2022.
- Our acquisitions team has been offered over 145 examples of work by Lucio Fontana from around the world, some of which are priced in excess of $4 million. Of these 145 works, this is the second one we have selected to be offered on the Masterworks platform.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$53,700,263	209

LUCIO FONTANA

b. 1899–d. 1968, ARGENTINA

Waterpaint on canvas | 15 × 22 in. (38 × 56 cm.)

Lucio Fontana was an internationally recognized painter, sculptor and Spatial theorist, and is widely regarded as one of the most iconic artists of the Italian post-war era.



$2,665,000

INITIAL OFFERING

18.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a dynamic, mid-sized example from Lucio Fontana's iconic "Concetto Spaziale, Attese" series, often distinguished by gestural surface slashes the artist referred to as "tagli" (cuts). Initiated in late 1958, the "tagli" works were developed from Spatialist theories Fontana first pioneered in the mid-1940s. Inspired by the rapid technological and scientific advances of the early 20th century, the artist sought to articulate a fourth dimension, and the slashes represented his exploration of depth and space within art. Executed in a bright crimson shade, the Painting features a series of six sharp "tagli," which penetrate the canvas surface and create subtle, sculptural recesses that visually depict what Fontana called "an infinite dimension." Top auction records for "tagli" works from the "Concetto Spaziale, Attese" series have been set by large crimson red examples created in 1965 that feature multiple slashes. As of July 15, 2022, *Concetto Spaziale, Attese* (1965), which sold at Christie's, New York, for $16,405,000 on May 11, 2015 and *Concetto Spaziale, Attese* (1965), which sold at Sotheby's, New York for $16,154,000 on November 11, 2015 represent the top records for "tagli" paintings. As of July 15, 2022, red "tagli" works with five or six slashes, and more comparable in scale to the Painting, have achieved prices in excess of $5 million, inluding: *Concetto Spaziale, Attese* (1963), which sold at Sotheby's, London, for £5,005,700 ($6,949,363) on March 7, 2018, and *Concetto Spaziale, Attese* (1964-65), which sold at Sotheby's, London, for £3,787,000 ($5,057,253) on March 2, 2022. The palette, format, and execution of the Painting make it a commercial and desirable work by Lucio Fontana.

With these series of slashed and punctured canvases, Lucio Fontana rose to great renown and was given his first solo exhibition in the United States at the prestigious Martha Jackson Gallery in New York City in 1961. In 1966, he was given a major solo exhibition of his work at the Walker Art Museum in Minneapolis, Minnesota and honored with the International Grand Prize for painting at the 33rd Venice Biennale. The artist has been the subject of multiple solo museum exhibitions at important institutions, such as the Centre Georges Pompidou in Paris, the Peggy Guggenheim Collection in Venice and the Stedelijk Museum in Amsterdam. In 2019, the Met Breuer in New York City held a major retrospective of the artist's work, entitled "Lucio Fontana: On the Threshold", which traveled to the Guggenheim Museum in Bilbao. His work is included in the permanent collections of the Museum of Modern Art in New York, the Tate Modern in London, and National Gallery of Art in Washington, D.C., among others. As of July 15, 2022, Lucio Fontana's top records at auction are large examples of the egg-shaped "Concetto Spaziale, La Fine di Dio (The End of God)" series that the artist created from 1963-64, led by the bright yellow *Concetto Spaziale, La Fine di Dio* (1964), which sold for $29,173,000 on November 10, 2015 at Christie's, New York, followed by a black *Concetto Spaziale, La Fine di Dio* (1963), which sold for £15,941,000 ($24,471,029) on October 15, 2015 at Sotheby's, London, and a brown *Concetto Spaziale, La Fine di Dio* (1963), which sold for £16,282,823 ($21,184,619) on October 4, 2018 at Christie's, London.

AS OF JULY 15, 2022, LUCIO FONTANA'S TOP RECORDS AT AUCTION ARE LED BY *CONCETTO SPAZIALE, LA FINE DI DIO* (1964), WHICH SOLD FOR $29,173,000 ON NOVEMBER 10, 2015 AT CHRISTIE'S, NEW YORK, FOLLOWED BY *CONCETTO SPAZIALE, LA FINE DI DIO* (1963), WHICH SOLD FOR £15,941,000 ($24,471,029) ON OCTOBER 15, 2015 AT SOTHEBY'S, LONDON, AND *CONCETTO SPAZIALE, LA FINE DI DIO* (1963), WHICH SOLD FOR £16,282,823 ($21,184,619) ON OCTOBER 4, 2018 AT CHRISTIE'S, LONDON.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$7.0M
$5.3M
$3.5M
$1.8M
1995
1997
1999
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2003
2005
2007
2009
2011
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2015
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2019

Lucio Fontana (b. 1899 Rosario de Santa Fé, Argentina–d. 1968 Comabbio, Italy) was an internationally recognized painter, sculptor and Spatial theorist, and is widely regarded as one of the most iconic artists of the Italian post-war era. In 1906, Fontana was sent to Italy to receive his early education, and afterwards, remained as an apprentice at his father's funerary sculpture studio in Milan, where he also attended the Carlo Cattaneo Institute for builders. After he received his accreditation as a building surveyor from the Institute, Fontana returned to Argentina in 1922 and worked again with his father in the family trade of funerary monuments and tombstones. He won his first public sculpture commission in 1924, and met further success when he opened his own workshop in Rosario. In 1927, Fontana returned to Milan and formally studied sculpture at the Brera Academy of Fine Arts under prominent marble sculptor Adolfo Wildt for two years. Shortly after graduation, Fontana presented his figurative sculptures at the 27th Venice Biennale and held his first solo exhibition at the Galleria del Milione in Milan. In 1946, the artist published his first important theory on the concept of Spatialism, entitled the "White Manifesto," which he developed alongside a group of his students while a teacher in Rosario, Argentina. This first of five manifestos, Fontana advocated for the creation of a new art form based on the combination of painting, sculpture and architecture and became the driving force behind his life's work. With a slash through the two dimensional canvas, Fontana created a physical depth that, to him, represented ideas of spirituality, freedom and contemporary innovation.





LUCIO FONTANA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Lucio Fontana with the following criteria: Red examples from the "Concetto spaziale, attese" series with five, six or seven slashes ("tagli"), that measure 15 inches by 15 inches to 30 inches by 30 inches, and excluding examples that to the best of our ability to determine, appear pink, muted or an overall lighter shade, and excluding works with dramatically curved and/or concave slash marks. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.3% CAGR implied from selected sales occurring from March 15, 1995 to June 26, 2019.

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